Exhibit 10.1

July 2, 2006

Mr. Steve Oreskovich
1302 South 91st Street
West Allis, WI  53214

Dear Steve,

These past six months have been a very difficult time for the company and I appreciate this has been a very demanding time for you personally as well. On behalf of the Board of Directors of the Company, I want to thank you for your extraordinary efforts during this period in helping us deal with the demands of our current situation.

As I have indicated to you in recent weeks, you are a respected and valued member of our Senior Management Team. We would like to take this opportunity to present you with a compensation package which we hope properly reflects the value of your efforts and will motivate you to continue to support the organization as we move forward into the future.

In recognition for your efforts relating to the December 31, 2005, 10K and the March 31, 2006, 10Q, we would like to award you a bonus of $35,000 which will be paid to you within 30 days of those filings. In addition to this one-time bonus, there has been a funding of a special pool by the Board of Directors in recognition of the good work accomplished by the business units and certain individuals, even though the company did not meet its 2005 goals. Your bonus payment of $30,000 is anticipated to be paid in a similar time period after filing the fiscal 2005 financial statements.

We also wish to make adjustments to your role and to your base salary. We would like you to accept the role of Chief Accounting Officer and a base salary of $175,000 annually effective July 1, 2006.

In recognition of the challenges facing the company in the months ahead, we propose paying you a retention bonus if you stay with the organization through June 30, 2007. This bonus will be

60% of your base salary at the time of payout.

The following delineates certain circumstances under which you would receive the retention bonus prior to June 30, 2007:

1.               You are employed by Merge Healthcare and a “change in control” event occurs before June 30, 2007, (as defined in your Key Officer Agreement already in place) and you are asked to leave the Company;

2.               You are “constructively terminated” (defined as any reduction in your responsibilities, authority or compensation package) before June 30, 2007;

3.               You are terminated by Merge Healthcare, other than for Cause, before June 30, 2007. “Cause”  is defined as:

•                  your willful and continued failure to substantially perform your duties with Merge Healthcare (other than failure due to physical or mental illness);

•                  your willful act of misconduct which is materially injurious to Merge Healthcare, monetarily or otherwise;

•                  criminal conviction for the commission of a felony;

•                  a willful breach of fiduciary duty involving personal profit; and

•                  a willful violation of any law, rule or regulation or final cease and desist order where such violations materially, adversely affect Merge Healthcare.

The retention bonus will be paid in cash, subject to withholding and applicable taxes, within thirty (30) days of June 30, 2007. The right to receive the retention bonus cannot be assigned. Also, the retention bonus does not guarantee you the right to continue as an employee of Merge Healthcare. If you voluntarily terminate employment with Merge Healthcare before June 30, 2007, or you are terminated for Cause, you will not receive this retention bonus.

During the period of this agreement, defined as the date of this letter and June 30, 2007, if you are requested to cancel any previously approved vacation of 3 or more consecutive business days, then you will be compensated 25% of your base salary for those days previously approved plus reimbursed for actual costs you incurred through date of cancellation for each vacation cancelled.

Finally, we would like to confirm that you are eligible for receiving stock option grant(s) as determined by the Compensation Committee of the Board of Directors of Merge Healthcare. As always, the issuance of stock options is at the discretion of the Compensation Committee with approval by the Board of Directors; they will be able to resume this process once the company is current with our financial and SEC filings.

As with all compensation matters, this plan should be treated in a confidential manner. If you have any questions, please contact me directly.

Steve, again thank you for your outstanding contribution. We continue to believe that Merge Healthcare is a company with great promise and hope that you will continue to be a part of the team that moves forward with a rebuilding process that positions the company to realize its potential.

Sincerely,

/s/ Dennis Brown
Dennis Brown
Chairman, Audit Committee

I UNDERSTAND AND ACCEPT THE ABOVE STATED RETENTION PLAN.

/s/ Steve Oreskovich	July 2, 2006
Steve Oreskovich	Date